PROSPECTUS	Pricing Supplement No. 4192
Dated May 17, 2005	Dated June 1, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated May 17, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date:	June 1, 2005
Settlement Date (Original Issue Date):	June 6, 2005
Maturity Date:	June 15, 2012
Principal Amount (in Specified Currency)	US$ 500,000,000
Price to Public (Issue Price):	99.345%
Agent's Discount or Commission:	0.350%
Net Proceeds to Issuer (in Specified Currency):	US$ 494,975,000
Interest Rate Per Annum:	4.25%
Interest Payment Date(s):	June 15 and December 15 of each year commencing December 15, 2005 (with respect to the period from and including June 6, 2005 to but excluding December 15, 2005) and ending on the Maturity Date.

Clearance and Settlement:

DTC Only

X	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 4192
Dated June 1, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

CUSIP: 36962GR30

ISIN: US36962GR307

Common Code: 022171330

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A
Initial Redemption Date: N/A
Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A
Optional Payment Currency: N/A
Designated Exchange Rate: N/A
Option Value Calculation Agent: N/A
Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A
Determination Agent: N/A

(Fixed Rate)
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Pricing Supplement No. 4192
Dated June 1, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange
Other Listing

Additional Information:

General.

At March 31, 2005, the Company had outstanding indebtedness totaling $350.741 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2005, excluding subordinated notes payable after one year was equal to $349.921 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months Ended March 31, 2005
2000	2001	2002	2003	2004
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.74

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

(Fixed Rate)
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Pricing Supplement No. 4192
Dated June 1, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.345% of the aggregate principal amount less an underwriting discount equal to 0.350% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Deutsche Bank DBSI	$ 161,666,668
Lehman Brothers Inc.	161,666,666
Morgan Stanley & Co. Incorporated	161,666,666

Co-Managers:
Blaylock & Partners, L.P.	$ 5,000,000
Loop Capital Markets, LLC	5,000,000
SBK-Brooks Investment Corp.	5,000,000

Total	$ 500,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.